Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 16, 2019

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07922

Re:	Preliminary Prospectus Supplement and Prospectus to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aquestive Therapeutics, Inc. a Delaware corporation (the “Company”), in connection with the sale by the Company of up to 8,050,000 shares  of its common stock, par value $0.001 per share (the “Shares”), which includes 1,050,000 Shares subject to an over-allotment option granted by the Company to the underwriters, pursuant to the Registration Statement on Form S-3 (File No. 333-233716) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on September 17, 2019, and the related Prospectus (as defined below) and Preliminary Prospectus Supplement (as defined below) filed with the Commission. The most recent preliminary prospectus supplement contained in the Registration Statement and generally distributed to investors is the preliminary prospectus supplement dated December 10, 2019 (the “Preliminary Prospectus Supplement”).  The final prospectus supplement, dated December 12, 2019, relating to the Shares was filed with the Commission pursuant to Rule 424(b) under the Act, on December 16, 2019 (the “Prospectus”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Preliminary Prospectus Supplement and Prospectus.

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement and the related Preliminary Prospectus Supplement and Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation; (iii) the Company’s Amended and Restated Bylaws as currently in effect; (iv) the Underwriting Agreement, dated December 12, 2019, by and between the Company and BMO Capital Markets Corp., on behalf of themselves and as representative of the several underwriters to be included in such underwriting agreement (the “Underwriting Agreement”); (v) minutes evidencing corporate action of the Company authorizing the issuance and sale of the Shares; and (vi) a certificate of an officer of the Company as to matters of fact material to this Opinion.

Aquestive Therapeutics, Inc. December 16, 2019 Page 2

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

We have further assumed that the Shares will be issued and sold in the manner stated in the Registration Statement and the related Preliminary Prospectus Supplement and Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder and the securities or “Blue Sky” laws of various states and the terms and conditions of the Underwriting Agreement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized for issuance by the Company and, when the Shares have been duly registered on the books of the transfer agent and registrar in the name and on behalf of the purchasers and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions set forth herein are based solely upon the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares).

We hereby consent to the filing of this Opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 16, 2019 and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Shares.  We further consent to the use of our name under the heading “Legal Matters” in the Preliminary Prospectus Supplement related to the Registration Statement. In giving this consent, we do not admit hereby that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the closing of the offer and sale of the Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Aquestive Therapeutics, Inc. December 16, 2019 Page 3

Very truly yours,

/s/ Dechert LLP

Dechert LLP